HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                 (303) 839-0061



                                  March 7, 2007

Securities and Exchange Commission
Mail Stop 3561
100 F Street, NE
Washington, DC 20549

      Re:   Epic Energy Resources, Inc.
            Form SB-2
            File No. 333-140292


      This office represents Epic Energy Resources, Inc. (the "Company"). On behalf of the Company, we request that the above-captioned registration statement be withdrawn. The reason for this request is that the S-8 registration statement has had a negative impact on investors.

      No securities were sold by means of the registration statement.

                                Very truly yours,

                                HART & TRINEN, L.L.P.



                                William T. Hart